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                          August 23, 2021

       Barbara Rogan, Esq.
       General Counsel
       NeoPhotonics Corporation
       3081 Zanker Road
       San Jose, California 95134

                                                        Re: NeoPhotonics
Corporation
                                                            Form S-3
                                                            Filed August 16,
2021
                                                            File No. 333-258862

       Dear Ms. Rogan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Ernest
Greene at 202-551-3733 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              John H. Sellers, Esq.